Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

        We have issued our report dated April 28, 2000 accompanying the consolidated financial statements of Computer Equity Corporation and Subsidiaries for the years ended February 28, 1999 and February 29, 2000 included in Applied Digital Solutions, Inc.'s (formerly Applied Cellular Technology, Inc.) Amendment No. 1 dated September 11, 2000 to Form 8-K dated July 14, 2000. We hereby consent to the incorporation by reference of said report in this Post-Effective Amendment No. 1 to the Registration Statements of Applied Digital Solutions, Inc. on Forms S-8 (File Nos. 333-92327, 333-31696 and 333-48364).

/S/ GRANT THORNTON LLP

Grant Thornton LLP
Vienna, Virginia
November 14, 2001